Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
February 6, 2008		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2007 RESULTS; UPDATES 2008 EARNINGS GUIDANCE

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $3.512 billion ($7.61 per Common share) for the year ended December 31, 2007, compared to $3.144 billion ($6.50 per Common share) for 2006. After-tax adjusted operating income for the Financial Services Businesses was $3.372 billion ($7.31 per Common share) for 2007, compared to $2.927 billion ($6.06 per Common share) for 2006, a 21% increase per Common share. Adjusted operating income is a non-GAAP measure as discussed below.

For the fourth quarter of 2007, net income for the Financial Services Businesses amounted to $792 million ($1.75 per Common share) compared to $893 million ($1.88 per Common share) for the fourth quarter of 2006. After-tax adjusted operating income for the Financial Services Businesses for the fourth quarter of 2007 amounted to $729 million ($1.61 per Common share) compared to $782 million ($1.65 per Common share) for the fourth quarter of 2006.

“Despite turbulent financial markets in the second half of 2007, our results for the year are solid. Underlying performance of our businesses remained strong, and each of our operating divisions registered a double-digit earnings increase. While we are not immune to unfavorable financial market conditions, which were reflected in results of some of our businesses for the current quarter, we believe that our strong balance sheet and diversified mix of domestic and international businesses position us well for sustainable long-term performance consistent with our goals,” said Chief Executive Officer and Chairman–elect John Strangfeld.

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“Considering current financial market conditions, including equity market levels, interest rates, and credit spreads, we now believe that Prudential Financial will achieve Common Stock earnings per share for 2008 in the range of $7.50 to $7.80 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes stable financial market conditions over the remainder of the year,” Strangfeld said. The 2008 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

The company acquired the variable annuity business of The Allstate Corporation on June 1, 2006. Results of the Financial Services Businesses include the results of this business from the date of acquisition.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results. Current quarter results for several segments reflect decreases in market value of certain externally managed investments in the European market, which are included in adjusted operating income. These decreases in market value had an aggregate negative impact of $83 million on pre-tax adjusted operating income of the Financial Services Businesses.

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The Insurance division reported adjusted operating income of $354 million for the fourth quarter of 2007, compared to $349 million in the year-ago quarter. Our Individual Life segment reported adjusted operating income of $125 million for the current quarter, compared to $132 million in the year-ago quarter. Current quarter results included higher net amortization of deferred policy acquisition and other costs, reflecting less favorable separate account performance than that of the year-ago quarter. The greater net amortization in the current quarter more than offset more favorable mortality experience. Our Individual Annuities segment reported adjusted operating income of $167 million in the current quarter, an increase of $13 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values. Our Group Insurance segment reported adjusted operating income of $62 million in the current quarter, compared to $63 million in the year-ago quarter. Results for the year-ago quarter included expenses of $14 million related to a regulatory settlement. Excluding this item, adjusted operating income for the Group Insurance segment decreased $15 million from the year-ago quarter, primarily as a result of less favorable group life results and less favorable investment results. Investment results included decreases of $4 million in market value of certain externally managed investments in the current quarter, as noted above.

The Investment division reported adjusted operating income of $305 million for the fourth quarter of 2007, compared to $361 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $117 million for the current quarter, compared to $121 million in the year-ago quarter. Current quarter adjusted operating income reflected less favorable investment results, including decreases of $14 million in market value of certain externally managed investments as noted above, as well as a lower contribution from investment joint venture income than that of the year-ago quarter. The less favorable investment results more than offset the benefit from higher fees, due to growth of Full Service Retirement account values, and more favorable case experience. The Asset Management segment reported adjusted operating income of $145 million for the current quarter, compared to $187 million in the year-ago quarter. Results for the current quarter included losses of $49 million from the segment’s commercial mortgage securitization operations, reflecting unfavorable credit market conditions, compared to an $18 million contribution to adjusted operating income in the year-ago quarter. In addition, results for

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the year-ago quarter included income of $44 million from incentive fees related to certain institutional real estate funds. The effect of these items was partly offset by higher income related to real estate transactions and securities lending services, as well as increased asset management fees and more favorable proprietary investing results, in the current quarter. Our Financial Advisory segment, which reflects our retail securities brokerage joint venture with Wachovia, reported adjusted operating income of $43 million for the current quarter, compared to $53 million in the year-ago quarter. Our 38% share of the venture resulted in adjusted operating income of $69 million for the current quarter, compared to $92 million in the year-ago quarter, reflecting the venture’s higher expenses which more than offset increased income from fees and commissions. In addition to our share of the venture’s results, the Financial Advisory segment’s results for the current quarter include expenses of $26 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, while results for the year-ago quarter include $39 million of such costs.

The International Insurance and Investments division reported adjusted operating income of $337 million for the fourth quarter of 2007, compared to $398 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $297 million for the current quarter, compared to $364 million for the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $183 million for the current quarter, compared to $232 million in the year-ago quarter. Current quarter results reflected decreases of $49 million in market value of certain externally managed investments, as noted above. Excluding this item, adjusted operating income for the segment’s Life Planner operations was unchanged from the year-ago quarter. Business growth, along with a favorable impact from foreign currency exchange rates of $8 million versus the year-ago quarter, were offset by higher expenses and less favorable net investment spreads in the current quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $114 million for the current quarter, compared to $132 million in the year-ago quarter. Current quarter results reflected decreases of $8 million in market value of certain externally managed investments, as noted above. Excluding this item, adjusted operating income decreased $10 million from the year-ago quarter, reflecting a less favorable level of policy benefits and expenses. The International Investments segment reported

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adjusted operating income of $40 million for the current quarter, compared to $34 million in the year-ago quarter. The increase reflected more favorable results from the segment’s asset management businesses.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $46 million in the fourth quarter of 2007, compared to a loss of $13 million in the year-ago quarter. The greater loss reflects higher expenses, including $18 million relating to an insurance guarantee fund in the current quarter. Current quarter results also reflect a lower contribution from investment income, net of interest expense, together with less favorable results from the company’s real estate and relocation business.

Assets under management amounted to $648 billion at December 31, 2007, compared to $616 billion a year earlier. Assets under management at December 31, 2006 included $24 billion related to investments in operating joint ventures which were sold by the company during the third quarter of 2007.

Net income of the Financial Services Businesses for the fourth quarter of 2007 amounted to $792 million, compared to $893 million in the year-ago quarter. Current quarter net income includes $14 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses in the current quarter include $106 million of losses from impairments and sales of credit-impaired securities and $9 million from disposals of asset-backed securities collateralized by sub-prime mortgages. These losses were partially offset by gains on sales of fixed maturity securities and private bond prepayments. At December 31, 2007, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.970 billion, including $1.737 billion on investment-grade securities. Gross unrealized losses include $682 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at December 31, 2007 include $304 million of declines in value of 20% or more of amortized cost, of which $91 million represents such declines in value for three months or more. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $652 million at year-end 2006.

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Net income for the current quarter also reflects pre-tax decreases of $10 million in recorded asset values and $9 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $8 million of pre-tax income from divested businesses. In addition, net income for the current quarter includes income from discontinued operations of $11 million (net of related taxes).

Net income of the Financial Services Businesses for the year-ago quarter included $130 million of net realized investment gains and related charges and adjustments, increases of $43 million in recorded assets and $17 million in recorded liabilities for which changes in value will ultimately accrue to contractholders, and income of $18 million from divested businesses, in each case before income taxes. In addition, net income for the year-ago quarter included income from discontinued operations of $17 million (net of related taxes).

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $130 million for the fourth quarter of 2007 and $207 million for the year-ago quarter. Current quarter results include expense charges for dividends to closed block policyholders amounting to $745 million, compared to $715 million in the year-ago quarter. The Closed Block Business reported net income for the fourth quarter of 2007 of $79 million, compared to $144 million for the year-ago quarter.

For the year ended December 31, 2007, the Closed Block Business reported income from continuing operations before income taxes of $290 million, compared to $403 million for 2006. The Closed Block Business reported net income of $192 million for 2007 and $284 million for 2006.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $871 million for the fourth quarter of 2007 and $1.037 billion for the year-ago quarter, and reported net income of $3.704 billion for the year ended December 31, 2007 and $3.428 billion for 2006.

Share Repurchases and Issuance

During the fourth quarter of 2007, the company acquired 7.7 million shares of its Common Stock, at a total cost of $750 million. From the commencement of share repurchases in May 2002, through December 31, 2007, the company has acquired 184.4 million shares of its Common Stock at a total cost of $10.888 billion.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic,

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market and political conditions, including the performance and fluctuations of stock, real estate, and other financial markets; (2) interest rate fluctuations; (3) reestimates of our reserves for future policy benefits and claims; (4) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (5) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (6) changes in our claims-paying or credit ratings; (7) investment losses and defaults; (8) competition in our product lines and for personnel; (9) changes in tax law; (10) economic, political, currency and other risks relating to our international operations; (11) fluctuations in foreign currency exchange rates and foreign securities markets; (12) regulatory or legislative changes; (13) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (14) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (15) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (16) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (17) changes in statutory or U.S. GAAP accounting principles, practices or policies; (18) changes in assumptions for retirement expense; (19) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and continue share repurchases, and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; and (20) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses.

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Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax profile. Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the period ended September 30, 2007, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 7, 2008 at 11 a.m. ET, to discuss with the investment community the company’s fourth quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 22. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 7, through February 14, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 904641.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $648 billion of assets under management as of December 31, 2007, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow

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and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,717	$2,593	$10,794	$10,287
Policy charges and fee income	828	737	3,122	2,649
Net investment income	2,109	1,994	8,214	7,626
Asset management fees, commissions and other income	988	1,154	4,529	4,000

Total revenues	6,642	6,478	26,659	24,562

Benefits and expenses:
Insurance and annuity benefits	2,725	2,605	10,829	10,423
Interest credited to policyholders’ account balances	808	745	3,094	2,790
Interest expense	289	255	1,120	949
Other expenses	1,870	1,778	6,919	6,299

Total benefits and expenses	5,692	5,383	21,962	20,461

Adjusted operating income before income taxes	950	1,095	4,697	4,101
Income taxes, applicable to adjusted operating income	221	313	1,325	1,174

Financial Services Businesses after-tax adjusted operating income (1)	729	782	3,372	2,927

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(14)	130	49	90
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(10)	43	—	35
Change in experience-rated contractholder liabilities due to asset value changes	9	(17)	13	11
Divested businesses	8	18	37	76
Equity in earnings of operating joint ventures	(77)	(99)	(400)	(322)

Total reconciling items, before income taxes	(84)	75	(301)	(110)
Income taxes, not applicable to adjusted operating income	(90)	43	(180)	(48)

Total reconciling items, after income taxes	6	32	(121)	(62)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	735	814	3,251	2,865
Equity in earnings of operating joint ventures, net of taxes	46	62	246	208

Income from continuing operations (after-tax) of Financial Services Businesses	781	876	3,497	3,073
Income from discontinued operations, net of taxes	11	17	15	71

Net income of Financial Services Businesses	$792	$893	$3,512	$3,144

Direct equity adjustment for earnings per share calculation (2)	11	17	53	68

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$803	$910	$3,565	$3,212

Based on after-tax adjusted operating income	$740	$799	$3,425	$2,995

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.61	$1.65	$7.31	$6.06
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(0.03)	0.27	0.10	0.18
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(0.02)	0.09	—	0.07
Change in experience-rated contractholder liabilities due to asset value changes	0.02	(0.04)	0.03	0.02
Divested businesses	0.02	0.04	0.08	0.15
Equity in earnings of operating joint ventures	(0.17)	(0.20)	(0.85)	(0.64)

Total reconciling items, before income taxes	(0.18)	0.16	(0.64)	(0.22)
Income taxes, not applicable to adjusted operating income	(0.20)	0.09	(0.38)	(0.10)

Total reconciling items, after income taxes	0.02	0.07	(0.26)	(0.12)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1.63	1.72	7.05	5.94
Equity in earnings of operating joint ventures, net of taxes	0.10	0.13	0.53	0.42

Income from continuing operations (after-tax) of Financial Services Businesses	1.73	1.85	7.58	6.36
Income from discontinued operations, net of taxes	0.02	0.03	0.03	0.14

Net income of Financial Services Businesses	$1.75	$1.88	$7.61	$6.50

Weighted average number of outstanding Common shares (diluted basis)	458.5	482.8	468.3	494.0

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$22,170	$21,690
Per share of Common Stock - diluted	48.73	45.18
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$22,009	$21,306
Per share of Common Stock - diluted	48.37	44.38
Number of diluted shares at end of period	455.0	480.1

Adjusted operating income before income taxes, by Segment (1):
Individual Life	$125	$132	$614	$544
Individual Annuities	167	154	716	586
Group Insurance	62	63	279	229

Total Insurance Division	354	349	1,609	1,359

Asset Management	145	187	638	593
Financial Advisory	43	53	297	27
Retirement	117	121	456	509

Total Investment Division	305	361	1,391	1,129

International Insurance	297	364	1,488	1,423
International Investments	40	34	259	143

Total International Insurance and Investments Division	337	398	1,747	1,566

Corporate and other operations	(46)	(13)	(50)	47

Financial Services Businesses adjusted operating income before income taxes	950	1,095	4,697	4,101

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(14)	130	49	90
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(10)	43	—	35
Change in experience-rated contractholder liabilities due to asset value changes	9	(17)	13	11
Divested businesses	8	18	37	76
Equity in earnings of operating joint ventures	(77)	(99)	(400)	(322)

Total reconciling items, before income taxes	(84)	75	(301)	(110)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$866	$1,170	$4,396	$3,991

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$20	$20	$106	$90
Universal life	47	75	176	192
Term life	55	48	212	148

Total excluding corporate-owned life insurance	122	143	494	430
Corporate-owned life insurance	2	2	11	12

Total	$124	$145	$505	$442

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$3,057	$2,667	$11,751	$9,712

Net sales	$580	$294	$1,897	$1,677

Total account value at end of period	$83,818	$78,303

Group Insurance New Annualized Premiums (4):
Group life	$35	$37	$197	$366
Group disability	16	17	155	138

Total	$51	$54	$352	$504

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$176.4	$156.8
Retail customers	86.6	79.0
General account	175.5	167.6

Total Investment Management and Advisory Services	$438.5	$403.4

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$11.1	$6.7	$27.9	$25.8

Net additions, other than money market	$4.7	$3.4	$7.0	$10.8

Retail Assets Under Management (in billions):
Gross additions, other than money market	$2.6	$2.1	$10.5	$10.0

Net additions, other than money market	$0.2	$0.2	$0.1	$0.2

Wrap-fee Product Assets Under Administration (in billions):
Gross additions	$4.0	$4.6	$19.1	$22.3

Net additions (withdrawals)	$(0.2)	$0.9	$3.6	$7.7

Assets under administration at end of period	$81.7	$69.1

Retirement Segment:
Full Service:
Deposits and sales	$4,258	$3,723	$14,692	$16,156

Net additions (withdrawals)	$454	$(111)	$943	$167

Total account value at end of period	$112,192	$97,430

Institutional Investment Products:
Gross additions	$1,298	$1,365	$4,973	$5,993

Net additions (withdrawals)	$(565)	$(506)	$(893)	$1,112

Total account value at end of period	$51,591	$50,269

International Insurance and Investments Division:

International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$304	$270	$1,147	$1,124

Constant exchange rate basis	$310	$287	$1,203	$1,185

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Closed Block Business Data:
Income Statement Data:
Revenues	$2,211	$2,223	$7,981	$7,812
Benefits and expenses	2,081	2,016	7,691	7,409

Income from continuing operations before income taxes	130	207	290	403
Income taxes	51	63	100	119

Closed Block Business income from continuing operations	79	144	190	284
Income from discontinued operations, net of taxes	—	—	2	—

Closed Block Business net income	$79	$144	$192	$284

Direct equity adjustment for earnings per share calculation (2)	(11)	(17)	(53)	(68)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$68	$127	$139	$216

Income from continuing operations per share of Class B Stock	$34.00	$63.50	$68.50	$108.00
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	1.00	—

Net income per share of Class B Stock	$34.00	$63.50	$69.50	$108.00

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,287	$1,202
Per Share of Class B Stock	643.50	601.00
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,313	$1,188
Per Share of Class B Stock	656.50	594.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$8,808	$8,807	$34,401	$32,268
Benefits and expenses	7,812	7,430	29,715	27,874

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	996	1,377	4,686	4,394
Income tax expense	182	419	1,245	1,245

Income from continuing operations before equity in earnings of operating joint ventures	814	958	3,441	3,149
Equity in earnings of operating joint ventures, net of taxes	46	62	246	208

Income from continuing operations	860	1,020	3,687	3,357
Income from discontinued operations, net of taxes	11	17	17	71

Consolidated net income	$871	$1,037	$3,704	$3,428

Net income:
Financial Services Businesses	$792	$893	$3,512	$3,144
Closed Block Business	79	144	192	284

Consolidated net income	$871	$1,037	$3,704	$3,428

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$485.8	$454.3
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$438.5	$403.4
Non-proprietary assets under management	59.7	54.2

Total managed by Investment Division	498.2	457.6
Managed by International Insurance and Investments Division (6)	69.2	86.2
Managed by Insurance Division	80.3	72.2

Total assets under management	647.7	616.0
Client assets under administration	136.3	112.9

Total assets under management and administration	$784.0	$728.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rate amounts are translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen, 106 per U.S. dollar; Korean won 950 per U.S. dollar. Single premium business for the Company’s international insurance operations is included in annualized new business premiums based on a 10% credit.

(6)	Assets managed by the International Insurance and Investments Division at December 31, 2006, included $24 billion associated with investments in operating joint ventures which the Company sold in the third quarter of 2007. As a result, these assets are no longer reported as a component of its assets under management.